                                                                  EXHIBIT (a)(4)

                              SONUS NETWORKS, INC.
                     FORM OF PROMISE TO GRANT STOCK OPTIONS
 PURSUANT TO THE OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS DATED OCTOBER 16,
                                      2002

TO: PARTICIPANTS IN THE SONUS NETWORKS, INC. STOCK OPTION EXCHANGE OFFER

    In exchange for your surrender of certain outstanding stock options, Sonus Networks, Inc. (the "Company") promises to grant to you a new stock option or options, as applicable, exercisable for shares of its common stock. Under the terms of the Offer to Exchange Outstanding Stock Options, dated October 16, 2002, you will receive a new option to purchase one share of common stock for each share of common stock that was issuable upon exercise of a surrendered option, subject to adjustment for any stock split, reverse stock split, stock dividend or similar event. The new options will be granted on or about May 19, 2003. Each new option will vest as to 25% of the shares underlying such new option on the date of grant, and the remaining 75% will vest in monthly installments, with each installment being as equal in number as possible (as determined by the Company in its reasonable discretion), over the 36-month period following the date of grant of the new option, subject to your continued employment with the Company. In addition, if a change in control, as defined in the relevant stock plan and agreement, occurs after the grant of the new options and the options are assumed or substituted by the acquiring or successor corporation, outstanding options granted pursuant to the Amended and Restated Sonus Networks, Inc. 1997 Stock Incentive Plan (the "1997 Plan") and the telecom technologies, inc. Amended and Restated 1998 Equity Incentive Plan (the "TTI Plan") will accelerate in vesting by twelve (12) months. If a change in control occurs after the grant of the new options and the options are not assumed or substituted by the acquiring or successor corporation, outstanding options granted pursuant to the 1997 Plan and the TTI Plan will fully accelerate in vesting. The exercise price of each new option will be the closing price of our common stock as reported on The Nasdaq National Market on the date of grant of the new options or as reported on any other securities quotation system or any stock exchange on which our common stock is then quoted or listed or, if our stock is not quoted or listed at that time, then as otherwise determined by the compensation committee of the board of directors. Each new option will be subject to the terms and conditions of the 1997 Plan or the TTI Plan, as applicable, and the related forms of stock option agreement.

    This promise to grant stock options to you does not constitute a guarantee of employment with us for any period. If you voluntarily terminate your employment with us, or if we terminate your employment for any reason, before the grant of the new options, you will lose all rights to receive any new options, your surrendered options will not be returned to you and you will not receive any other consideration in exchange for your surrendered options.

    This promise to grant new stock options may not be assumed by any acquiring entity or successor corporation in a merger with the Company or any person who acquires all or substantially all of the assets of the Company.

    This promise is subject to the terms and conditions of the document entitled Offer to Exchange Outstanding Stock Options, dated October 16, 2002, and the Statement of Stock Option Grants and Election Form previously completed and submitted by you, both of which are incorporated herein by reference. The documents described herein reflect the entire agreement between you and the Company with respect to this transaction.

                                        SONUS NETWORKS, INC.

Date: ---------------------             ------------------------------------------------------
                                                            Hassan M. Ahmed
                                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER